EXHIBIT 14.0
    ZIONS BANCORPORATION
Code of Business Conduct and Ethics for Employees

This Code applies to all officers, including directors who are also employees, and all full-time or part-time employees of Zions Bancorporation and each of its affiliate and subsidiary companies. We refer to such officers and employees collectively as “employees” or “you”. For ease of reference only, we refer to Zions Bancorporation and its affiliates and subsidiaries collectively as the “Company”. However, you should understand that your employer is not all of these companies collectively and instead is the specific Zions Bancorporation affiliate or subsidiary company that actually employs you and controls the day-to-day employment activities that affect you directly. Because non-employee directors play a very different role from employees - overseeing rather than being involved directly in the Company’s day to day operations, we have established a separate Directors’ Code of Conduct, which applies to non-employee directors of the Company.

An employee violating this Code is subject to disciplinary action, including termination of employment. Where this Code directs an employee not to take a particular action, it should be understood as prohibiting the employee from taking the action directly by himself or herself or indirectly through other persons, such as family members or business associates. For the most current version of the Code, refer to the Company Intranet, where the most recent changes will be posted. Changes to this Code will become effective upon their posting on the Intranet. This Code does not alter any at-will employment relationships nor does it constitute an express or implied employment contract or guarantee of employment of any kind.

The Zions Bancorporation Code of Business Conduct and Ethics has been adopted by its Board of Directors and is designed to be a resource to guide employees in taking action, making proper choices and preserving honesty, integrity and fairness in all our business dealings.

At the Company, not only are we concerned with doing things right—correctly, accurately, appropriately and within the law, we are also concerned with doing the right thing. Our responsibilities include:

▪	acting with fidelity to our owners, the shareholders of the Company;

▪	complying with laws and regulations;

▪	avoiding or ethically handling conflicts of interests or the appearance of conflicts, which could destroy the trust vested in us by our shareholders and customers;

▪	maintaining the integrity of our financial data and the quality of our public disclosures, which are critical for public companies and financial institutions;

▪	maintaining confidentiality and privacy in order to protect our clients and customers; and

▪	providing a safe, positive working environment honoring fairness and diversity.

Simply put, ethics are the rules and moral principles of conduct that govern a group of people. In a business environment, these rules and principles enable us to interact in ways that are beneficial to our business goals—they are essential to the long-term success of our Company.

In the end, the performance of the Company and your personal success within the Company depend on the honesty and integrity of all employees. We’re a team, working together to provide valuable and essential services in our community -- in the right way.

Basic Guidelines

Not every potential situation you may encounter can be described in this Code. However, following these five simple guidelines will help insure that your conduct conforms to the Code.

❑
Be Honest. Be absolutely and completely honest in every way and in every circumstance. Act with fidelity to our owners; don’t use Company assets for your personal benefit. Do your best to record business transactions accurately and ensure that the Company’s public and regulatory disclosures are accurate, complete and understandable.

❑
Respect Others. Deal with others—including your fellow employees, our customers, vendors, shareholders and competitors—as you would like them to deal with you. Always maintain the confidentiality of customer information.

❑
Avoid Conflicts of Interest. Never take advantage of your position with the Company, or your access to private information not generally known by the public, to profit personally or to benefit a member of your family.

❑	Comply with Laws, Regulations and Policies. Know the requirements of this Code and the applicable laws and regulations which govern our business, and comply strictly with all of them.

❑
Speak Up. If you are unsure about the appropriateness of an action, ask. If you observe or become aware of possible violations or improper conduct, report your concerns promptly. Refer to the “Administration of Standards” section for complete information on reporting a violation or requesting approval or a waiver.

DEAR ZIONS BANCORPORATION COLLEAGUE:

The trust of our customers, the timeliness and accuracy of our reporting, and our strong dedication to fair business ethics under all circumstances are primary reasons why Zions Bancorporation has been so successful. Trust and good faith, along with wise business decisions and strategies, are the cornerstones of our growth and progress; they are the reason the Company has been able to weather the financial storms of our nation over the years and meet the needs of our many customers.

Our goal is to create value—value for our customers, value for the communities we serve, value for our employees and, most importantly, value for our shareholders. We are rightfully proud of our continuing success in achieving this goal.

Our customers put their trust in us and allow us to safeguard their savings and assets. Our shareholders put their trust in us and allow us to use their savings and capital. We don’t take this mission lightly.

Above all, we recognize that our business involves a great degree of public trust and must always be conducted with integrity and decency. We strive to operate within the spirit and the letter of the law. We strive to be fair and forthright in our dealings with others. And we strive to treat people—customers, employees, shareholders and even competitors—with respect and appreciation. Each one of us is personally responsible for maintaining the trust our customers and shareholders have in us and for acting with honesty and integrity.

The following Code of Conduct and Business Ethics represents the essence of how we want to do business.

TABLE OF CONTENTS

1.	Be Honest

Be absolutely and completely honest in every way and in every circumstance. Act with fidelity to our owners; don’t use Company assets for your personal benefit. Do your best to record business transactions accurately and ensure that the Company’s public and regulatory disclosures are accurate, complete and understandable.

1.1.	Keeping Accurate Records
1.2.	Employee Benefits
1.3.	Expense Reimbursement
1.4.	Incentive Pay
1.5.	Use of Supplies and Materials
1.6.	Removal of Company Property
1.7.	Use of Personal Computers, E-mail, Internet
1.8.	Personal and Other Business
1.9.	Protecting Intellectual Property and Proprietary or Confidential Information

2.	Respect Others

 Deal with others—including your fellow employees and our customers, vendors, shareholders and competitors—as you would like them to deal with you. Always maintain the confidentiality of customer information.

2.1.	A Healthy Work Environment
2.2.	No Harassment, Intimidation or Retaliation
2.3.	Preserving Privacy and Confidentiality

3.	Avoid Conflicts of Interest

Never take advantage of your position with the Company, or your access to private information not generally known by the public, to profit personally or to benefit a member of your family.

3.1.	Outside Employment and External Activities
3.2.	Corporate Opportunities
3.3.	Transactions with Vendors and Customers
3.4.	Community Activities
3.5.	Political Activities
3.6.	Civic, Religious and Charitable Contributions
3.7.	Reimbursement of Employee Contributions
3.8.	Extra Compensation
3.9.	Transaction with Employees
3.10.	Employee Investments Using Confidential Information
3.11.	Acceptance of Gifts, Gratuities and Amenities
3.12.	Publicly Traded Securities
3.13.	Securities That Are Not Publicly Traded
3.14.	Securities Relating to Acquisitions
3.15.	Commissions Paid to Brokers or Dealers
3.16.	Lending Authority over Family or Related Interests
3.17.	Personal Banking Relationships
3.18.	Account Ownerships
3.19.	Recommending Outside Providers
3.20.	Advice to Customers
3.21.	Inclusion in Customers’ Wills or Trust Instruments
3.22.	Fiduciary Appointments

4.	Comply with Laws, Regulations, and Policies

Know the requirements of this Code and the applicable laws and regulations which govern our business, and comply strictly with all of them.

4.1.	Banking Crimes
4.2.	Bank Bribery Act
4.3.	Anti-Money Laundering
4.4.	Privacy
4.5.	Fair Lending
4.6.	Insider Lending
4.7.	Insider Lending and Personal Loans
4.8.	Fair Compensation
4.9.	Disclosure of Information to Public and Regulators
4.10.	Cooperation in Investigations and Litigation

5.	Speak Up

If you are unsure about the appropriateness of an action, ask. If observe or become aware of possible violations or improper conduct, report your concerns promptly.

6.	Administration of Standards

6.1.	Applying for Waivers
6.2.	Employee Appeal Process
6.3.	Human Resources
6.4.	Enforcement

THE COMPANY
CODE OF CONDUCT AND BUSINESS ETHICS

1.	Be Honest

Be absolutely and completely honest in every way and in every circumstance. Act with fidelity to our owners; don’t use Company assets for your personal benefit. Do your best to record business transactions accurately and ensure that the Company’s public and regulatory disclosures are accurate, complete and understandable.

Honesty is a cornerstone of this Code and of our business practices. You are expected to be scrupulously honest in your work and dealings with others.

1.1.	Keeping Accurate Records

You have an important obligation to keep accurate and truthful records and entries. The accuracy of your work sets the foundation for the Company’s financial reporting to the public and regulators and is therefore essential.

Falsifying information, misappropriating money or other property, misrouting checks to delay payment, misposting accounts to favor oneself, or making false entries, records or reports violates federal banking laws. Fines can be up to $1,000,000 for such violations, with imprisonment up to 30 years.

1.2.	Employee Benefits

Employees are held to a strict standard of true and accurate reporting when filing benefit claims or requesting sick leave or personal leave. You are expected to check your direct deposits or payment vouchers for accuracy and to report any errors immediately to your supervisor.

1.3.	Expense Reimbursement

Employees will be reimbursed for personal funds legitimately spent on behalf of the Company. You will be reimbursed only for actual and reasonable business expenses incurred and submitted within Company policies. A false claim could be considered theft.

You must comply with the Company’s policies and procedures when entertaining other employees at functions or special events (luncheons, meetings, receptions, employee parties, etc.).

1.4.	Incentive Pay

Some positions provide opportunity to earn bonuses or commissions. Employees are expected to adhere to plan guidelines and submit only true and accurate information and reports relating to incentive pay. Any manipulation or misrepresentation of products or information in order to meet incentive goals is unacceptable. For example, advising a customer to purchase a product that is inappropriate to the customer’s needs simply in order to make a bonus is not permitted. Reclassifying or transferring existing business is not a true sale unless it conforms to a specific bank program or strategy and clearly benefits the customer with full knowledge and agreement.

1.5.	Use of Supplies and Materials

You should use supplies, materials and other assets of the Company only for business purposes. Never use Company letterhead in a manner that could create the impression that the Company is in any way endorsing, standing behind or responsible for the content of the letter.

1.6.	Removal of Company Property

Employees must obtain permission prior to removing any Company property from any Company premise. You are responsible for the return of Company assets assigned to you on a long-term basis.

1.7.	Use of Personal Computers, E-mail, Internet

The Company’s communications systems, including telephone, e-mail, Internet, voicemail and computers, are for business purposes. Personal use should not be excessive. Follow the Electronic Communications Policy detailed in the Employee Handbook. Never use Company communications systems for any activity that could be harmful, illegal, or embarrassing in any way.

1.8.	Personal and Other Business

You are not permitted to engage in business on behalf of other companies, organizations or persons, on Company premises or using Company equipment (including in person meetings, telephone calls, email, Internet, voicemail and computers), other than incidental activities relating to family maintenance activities, personal investments, outside employment, charitable and community activities and similar matters permitted under this Code. You must not do anything to create the impression that the Company is in any way sponsoring or responsible for these other companies, activities, organizations or persons.

1.9.	Protecting Intellectual Property and Proprietary or Confidential Information

Do your best to safeguard all Company assets. The assets of the Company include more than financial assets and property. They also include valuable employees and proprietary or confidential information.

2.	Respect Others

Deal with others—including your fellow employees and our customers, vendors, shareholders and competitors—as you would like them to deal with you. Do your best to always maintain the confidentiality of clients and customers.

Respecting others includes a range of concerns - treating fellow employees properly, helping the Company maintain a supportive and non-discriminatory workplace and ensuring the confidentiality and security of customer information.

2.1.	A Healthy Work Environment

Every employee has the right to work in a healthy, safe, positive and protected working environment. The Company promotes a policy of non-discrimination and respect for diversity among all employees. The Company prohibits discrimination based on race, color, age (40 and over), sex, pregnancy, gender, disability, national origin, ethnic background, military service, citizenship, religion, or any other characteristic protected by applicable law. As an Equal Opportunity Employer, the Company’s policy of non-discrimination prevails throughout every aspect of the employment relationship, including hiring, training, promotion, compensation, benefits, termination and retirement.

2.2.	No Harassment, Intimidation or Retaliation

The Company expects all employees to perform all job duties and to interact with each other in a positive and helpful way, without regard to race, color, age (40 and over), sex, pregnancy, gender, disability, national origin, ethnic background, military service, citizenship, or any other characteristic protected by applicable law. The Company does not tolerate harassment of, or retaliation towards, any employee that may disrupt work performance or create a hostile or offensive working environment of any kind. If you have a concern relating to discrimination, harassment or intimidation, you have an obligation to bring it forward for resolution as promptly as possible, without fear of retaliation.

2.3.	Preserving Privacy and Confidentiality

As an employee of the Company, you may have access to confidential information about the Company, customers, vendors and other entities. You may not use or disclose any confidential, proprietary or non-public information about the Company or its customers or vendors unless disclosure is required by law or in accordance with the Company’s privacy policies and customer agreements. Any confidential, proprietary or non-public information that you obtain in the course of your relationship with the Company must not be used for your own personal gain or for that of family, friends or acquaintances. For example, any information you acquire because of your position that concerns customers, products, services, pricing, systems; plans and strategies; intellectual property such as patents, marketing and business plans; passwords or computer programs, reports, proposals or other documents must be kept strictly confidential and never used for your own profit.

3.	Avoid Conflicts of Interest

Never take advantage of your position with the Company, or your access to private information not generally known by the public, to profit personally or to benefit a member of your family.

Conflicts of interest must be avoided or handled ethically and in accordance with this Code. A “conflict of interest” occurs whenever an individual’s private interest interferes significantly, or could reasonably appear to interfere, with the interests of the Company. You must never use or attempt to use your position with the Company to obtain any improper personal benefit for yourself or your family, friends, acquaintances or others.

Even the reasonable appearance of a conflict is prohibited by this Code. The best course of action if an actual or potential conflict of interest arises is to avoid the conflicting situation or to make sure that the situation is approved in accordance with this section or the “Administration of Standards” section of this Code.

Remembering a few things will help you avoid conflicts of interest:

▪	The assets of the Company belong to the shareholders, who are the owners of our Company, and not to any of us individually.

▪
Our customers will want to do business with us only if they believe we are dedicated to providing products and services that are in their best interest. If you have a personal financial interest in a transaction involving a customer (other than compensation and incentives made available to you by the Company), or even appear to have such an interest, this could cause our customers’ trust in us to be damaged and our business to suffer.

▪
The Company should only do business with vendors when it is in the Company’s best interest, and not because particular employees receive special benefits. If you were to receive special benefits from a vendor, it could bring into question whether the vendor’s products or services were truly the best available to the Company.

Some ordinary course transactions between the Company and employees do not constitute conflicts of interest. These include ordinary compensation to employees, credit extended in accordance with Regulation O and deposit, consumer loan, wealth management and similar transactions in the ordinary course of the Company’s business on terms substantially similar to terms offered to comparably situated customers who are not employees, or in accordance with programs expressly designed for employees.

There are many ways conflicts of interest may arise. Some of the most common are addressed below.

3.1.	Outside Employment and External Activities

You are expected to devote your full time to the Company’s business during working hours. Employees who are not officers of the Company may engage in paid employment or other outside activities if they do not conflict with the limitations described at the end of this section.

An officer of the Company may not engage in any significant paid employment for anyone other than the Company, or in any other outside activity (whether paid or not) that conflicts with the officer’s duties to the Company, unless the employment or activity is approved in accordance with the “Administration of Standards” section of this Code or is otherwise permitted under this Code. In general, outside employment or activities by an officer will not be approved if:

(1) they entail substantial involvement with Company customers for which the officer has meaningful relationship responsibilities;

(2) the outside company or activity is in competition with any significant line of business of the Company; or

(3) the outside company is a bank, savings association, credit union or other depository organization or holding company.

Officers may engage in the following activities without approval:

(1) part-time educational, athletic, health, safety and similar activities that do not involve material pay;

(2) part-time employment with personal or family-owned or operated businesses and similar activities;

(3) membership on the board of directors or similar body of an outside company if approved in writing by an executive officer of Zions Bancorporation; and

(4) any outside activity otherwise permitted under this Code.

No employee may engage in a permitted activity described above if it:

(1) interferes with your work performance for the Company;

(2) involves the sale of securities, insurance, financial, accounting or tax products or services;

(3) precludes the Company from engaging in business with the outside company; or

(4) fails to comply with the other provisions of this Code.

If you hold any position with an outside company you may not participate in any action or decision taken or made by either: (1) the outside company that involves the Company or (2) the Company that involves the outside company.

Your outside activities are not generally covered by the Company’s insurance policies. You are responsible for assessing the risks associated with your activities and obtaining any insurance coverage for your outside activities independently from the Company.

3.2.	Corporate Opportunities

You may not take advantage of a business opportunity discovered through the use of Company property or information or your position (or direct such an advantage to a third party), unless the Company has already been offered the opportunity and waived it in writing.

3.3.	Transactions with Vendors or Customers.

Neither you nor members of your family may:

(1) knowingly invest in, loan funds to, or engage in business ventures with the Company’s current or prospective customers or vendors (or their principals or related companies), or

(2) knowingly borrow or accept investments or funds from the Company’s current or prospective vendors or customers (or their principals or related companies);

unless approved in accordance with the “Administration of Standards” section of this Code.

Neither the foregoing provisions under this heading nor any other section of this Code is intended to restrict employees from

(1) investing in mutual funds or other pooled investment vehicles which hold securities issued by the Company’s competitors or customers, so long as such funds or vehicles were not created to avoid the restrictions contained in this Code and have diversified securities holdings;

(2) obtaining normal credit granted by merchants or loans from financial institutions made in the ordinary course of business;

(3) borrowing from or lending to family members where there will not be any conflict of interest or appearance of a conflict; or

(4) purchasing or selling real estate for fair market value (or receiving or extending related credit) in the course of routine real estate transactions.

3.4.	Community Activities

The Company encourages you to participate and take leadership roles in appropriate outside activities, including membership in nonprofit organizations. You may become an officer or member of the board of or otherwise participate in charitable, religious, educational, civic, political or similar nonprofit organizations if your participation will not;

(1)	interfere with your work performance for the Company,

(2)	reflect adversely upon the Company’s reputation, or

(3)	preclude the Company from engaging in business with the organization.

If you are associated with any organization as a board member, an officer or otherwise, you must recuse yourself and abstain from participating in any action or decision taken or made by either: (1) the organization that involves the Company or (2) the Company that involves the organization. The Company reserves the right to require employees to provide the Company information regarding their participation in nonprofit organizations. You may retain director’s or similar fees and expense reimbursement received for approved or permissible service with an outside entity.

You should expect that your outside activities will not be covered by the Company’s insurance policies and are responsible for assessing the risks associated with and obtaining any insurance coverage for your outside activities independently from the Company.

3.5.	Engaging in Political Activities

The Company encourages you to participate in political activities and support the democratic process. No one in the Company may require you to contribute to, support or oppose any political group or candidate. If you choose to participate in the political process, you must do so as an individual and not on behalf of the Company.

Unless otherwise required by applicable law, while continuing your employment with the Company, you may not become a candidate for, or accept election or appointment to, any political office, if your political office, positions or responsibilities could:

(1)	interfere with your work performance for the Company,

(2)	reflect adversely upon the Company’s reputation, or

(3)	preclude the Company from engaging in business with the political entity for which you serve.

If action is to be taken by the political entity that involves the Company, you must make such disclosures and take such actions as are required by law as a result of your affiliation with the Company (including, if necessary, recusing yourself from participating in decisions).

There are complex laws and regulations governing campaigning for and serving in public offices. If you engage in campaign activities, you are responsible for knowing and complying with these laws and regulations, especially those which limit the Company’s ability to contribute to or participate in campaign activities.

Any questions regarding this policy or your political activities should be directed to the Company’s Legal Department.

3.6.	Civic, Religious and Charitable Contributions and Sponsorships

The Company is frequently asked by civic, religious or charitable organizations for contributions and sponsorships. Contributions and sponsorships must be approved in accordance with Company policies and procedures. If you request contributions for or sponsorships of organizations to which you belong, you must disclose your affiliation with those organizations. Contributions to and sponsorships of an organization in which the approving person participates must be reported to the relevant bank or holding company board of directors at least annually.

3.7.	Reimbursement of Employee Contributions

The Company does not restrict or discourage you from personally contributing to political parties or candidates or to civic, religious, or charitable causes. Such contributions are not reimbursable by the Company in any way, either directly or indirectly.

3.8.	Extra Compensation

You may not accept any form of compensation, beyond compensation from the Company for performing your normal work duties, and you may not offer or pay any such additional compensation to other officers or employees for performing normal work duties, unless approved by a CEO or a representative of the Human Resources Compensation Group or unless the payment is processed through the payroll department in accordance with its normal procedures. Neither this policy nor policies contained below under the heading, “Outside Employment”, are intended to prohibit an officer or employee from engaging another officer or employee to perform bona fide services, not constituting normal work duties, outside of working hours for reasonable compensation.

3.9.	Transactions with Employees

You may not lend to, invest in or provide funds to other employees, or borrow or accept investments or funds from other employees, unless approved in accordance with the “Administration of Standards” section of this Code or subject to one of the exceptions described under the heading “Borrowing or Accepting Investments or Funds from Customers or Vendors”.

3.10.	Employee Investments Using Confidential Information

You may not use confidential, proprietary or non-public information to which you have access as an employee in handling your own personal financial interests and investments, either during or after employment with the Company.

You may not make an offer to or accept an offer from a customer or vendor to buy securities or anything else of value at terms more favorable than those offered to the general public.

You may not purchase property in which the Company has or has had a security interest, unless the sale is conducted as a public auction. Employees responsible for selling any Company or foreclosure property may not participate unless approved in accordance with the “Administration of Standards” section of this Code. Your bid will be considered along with all others in determining the highest bid. You may purchase retired Company equipment and furnishings through the Purchasing Department, only upon agreement that the items are for personal use and will not be resold.

3.11.	Acceptance of Gifts, Gratuities and Amenities

It is important to stay clear of improper business courtesies that could be misconstrued as some form of bribery or gifts in return for causing the Company to do business with or provide benefits to a person. As discussed below under “Comply with Laws, Regulations and Policies”, the improper acceptance of a gift may constitute a federal crime.

Described below are the Company’s guidelines for accepting gifts. Generally, you may accept:

▪
Gifts, gratuities, amenities, or favors based on obvious family or personal relationships (such as those between an employee and his or her parents, children, or spouse) when the circumstances make it clear that such relationships, rather than the business of the Company, are the motive for the gift;

▪
Meals, refreshments, travel, accommodations, entertainment and similar benefits (of reasonable value when the purpose is to hold bona fide business discussions or participate in bona fide professional or business networking, education, training, or similar functions);

▪	Loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, except where prohibited by law;

▪	Advertising or promotional material of reasonable value (for this purpose, generally a real or perceived value of $300 or less);

▪	Discounts or rebates on merchandise or services that do not exceed those available to other customers;

▪
Gifts of reasonable value (for this purpose, generally a real or perceived value of $300 or less) that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement or holidays; and

▪	Civic, charitable, educational, or religious organization awards of reasonable value for recognition of service and accomplishment.

If you have any question about the appropriateness of accepting a gift or invitation, you should discuss the matter with your supervisor or contact one of the channels identified under the heading “Speak Up”..

3.12.	Publicly Traded Securities

You may not purchase or sell any publicly traded stock or other security (including those of customers or the Company) if

(1) you or a member of your family is in possession of any material non-public information obtained through your employment with the Company or otherwise;

(2) you have received any special consideration from a securities broker or the securities issuer that could be considered a gift; or

(3) you are engaged directly or indirectly (e.g., through your role as a supervisor or manager) in the extension of credit to the entity whose securities are being traded.

Executive officers should be aware that they may purchase and sell Company stock and securities only in accordance with the Company’s “Insider Trading Policy for Executive Officers and Directors”.

3.13.	Securities That Are Not Publicly Traded

You may not purchase or sell stock or other securities of a company that are not publicly traded if

(1) you know or believe the company to be a borrowing customer of the Company; and

(2) are engaged directly or indirectly (e.g. through your role as a supervisor or manager) in the extension of credit to the company.

3.14.	Securities Relating to Acquisitions.

Ownership of stock or other securities issued by a company with which the Company is engaged in acquisition discussions presents a substantial possibility of a conflict of interest. If any employee owns securities in a company with which the Company is engaged in acquisition discussions (or if members of the person’s family own such securities), and the employee also is involved in any way on the Company’s behalf in the pursuit of the transaction, including participating in due diligence, negotiation, recommendation or approval, then the employee should promptly disclose to the CEO or CFO of the Company such securities. Such persons may not engage in any transactions with respect to securities of such company until after the transaction is closed or abandoned.

3.15.	Commissions paid to Brokers or Dealers

Commissions paid to brokers or dealers to purchase or sell securities must not be used to obtain personal concessions from the brokerage firms.

3.16.	Lending Authority over Family or Related Interests

You may not participate in any decisions relating to extensions of credit involving yourself, your family or your related interests.

3.17.	Personal Banking Relationships

You must transact all personal financial transactions following the same procedures used by other customers. You are not allowed to handle or approve your own financial transactions or accounts over which you have any ownership interest. Loans, credit extensions, checks, withdrawals, deposits and changing overdraft codes must be made by an appropriate employee other than yourself. You may not approve overdrafts or reverse or waive fees for your own accounts or those of family members. If the Company extends you credit, you must pay it back according to the agreed upon terms. Delinquencies on loans and credit cards must be promptly corrected and are subject to the same penalties imposed on customers.

Being over-limit on Company-issued revolving lines of credit and credit cards is not permitted except when inadvertent, and must be promptly corrected and subject to the same penalties imposed on customers.

You are encouraged to apply for overdraft protection to handle inadvertent overdrafts on your account. Other overdrafts on deposit accounts held at the Company must be infrequent, promptly corrected and subject to the same penalties imposed on customers.

Employee loans will be considered under the same credit standards and guidelines established for the Company’s non-employee customers.

In the course of routine or special audits or internal investigations, the Company reserves the right to request you to furnish a personal financial statement, asking you to show any personal indebtedness to the Company, as well as to any non-affiliated creditors.

You may not personally process or post entries to your own accounts or the accounts of family members. This includes name changes, deposits, withdrawals, transfers, payments and adjustments. These transactions must be processed by someone other than you. Official checks, cashier’s checks, money orders, and travelers’ checks must be purchased through someone other than yourself who is authorized to handle such transactions.

3.18.	Account Ownership

You are not permitted to sign on a Company deposit account or Company safe deposit box rental agreement with someone who is not a member of your family, unless two or more signatures are required on the account or agreement. Exceptions to this policy may be granted for nonprofit organizations if you are an officer or board member of the organization and the relationship will not result in a conflict of interest. Such exceptions require approval in accordance with the “Administration of Standards” section of this Code.

3.19.	Recommending Outside Providers

If you are asked to provide a customer with the names of qualified providers of financial or legal services, such as attorneys or accountants, stock brokers, real estate appraisers and title companies, you are to give the customer a list of several individuals or firms providing the service, rather than a single provider. Outside providers should not be recommended when the Company can reasonably provide the service or product.

3.20.	Advice to Customers

Confine your business-related advice to the areas of your expertise relating to your employment obligations and authority. Refer inquiries regarding trust functions to a representative of the Company’s trust business, especially for those who would like to designate the Company as an executor or trustee.

3.21.	Inclusion in Customer’s Wills or Trust Instruments

Bequests, devisees or gifts from the Company’s customers or vendors under wills or trust instruments may not be accepted by you or members of your family. If such a situation occurs, you must have your name removed or renounce the gift, bequest, or devise.

This policy applies even if the Company is not acting in a fiduciary capacity under the will or according to the trust provisions. It applies to instruments held in the Company’s trust business. It does not apply to bequests, devises or gifts from members of your family or individuals with whom you have a substantial relationship independent from your employment with the Company.

3.22.	Fiduciary Appointments

You may not seek or accept appointments as an executor, trustee or trust advisor, or act in a similar fiduciary capacity; except with respect to the estates or trusts created by members of your own family or individuals with whom you have a substantial relationship independent from your employment with the Company, unless approved by the management of the Company’s trust business. This prohibition is not intended to preclude discharging your fiduciary obligation in serving as a trustee or board member of a nonprofit organization or other company.

4.	Comply with Laws, Regulations, and Policies

Know the requirements of this Code and the applicable laws and regulations which govern our business, and comply strictly with all of them.

The Company engages in activities that are extensively regulated by federal and state bank, securities, insurance and other regulatory agencies. In addition, the Company is a public company listed on Nasdaq, making it subject to federal securities laws and the rules governing Nasdaq companies. The Company is committed to compliance with all federal laws and regulations. To insure that its operations are conducted in accordance with all applicable laws and regulations, the Company maintains a broad range of polices and procedures, which all employees must follow carefully at all times. In addition, the Company provides training relating to these laws and regulations designed to make employees aware of the fundamental aspects of the laws and regulations.

Your responsibilities include the following:

▪	Know and comply with the laws, regulations and Company polices and procedures applicable to your job function;

▪	Participate in the Company’s Intranet-based training program to help educate yourself about these laws, regulations, policies and procedures; and

▪
Bring to the attention of the Company any actions of the Company or its employees that you believe violate or may violate any laws or regulations or Company policies or procedures (see the section “Speak Up”).

Some of the most important laws and regulations that may apply to the Company are summarized here.

4.1.	Banking Crimes

The Company is a financial services holding company and its subsidiary banks are chartered or insured by federal and state bank authorities. Accordingly, the Company and its’ employees are subject to regulation by federal and state banking laws. Most of the federal crimes associated with the banking industry are contained in Title 18 of the United States Code. They have been made crimes by federal statute because of the necessity for maintaining public confidence in the nation’s banks. The decision to prosecute for violations of federal law is determined by the United States District Attorney, not the Company. The various states in which the Company operates have similar laws. The Company does not have the option of ignoring infractions and may be obligated to report violations to insurers and appropriate law enforcement and regulatory agencies.

Among other things, Title 18 covers:

▪	Embezzlement

Embezzlement and misappropriation of the Company’s funds or assets can result in fines up to $1,000,000 and imprisonment for as long as 30 years.

▪	False Entry

Making a false entry in any book, report or statement of the Company with the intent to defraud, injure or deceive can result in fines up to $1,000,000 and imprisonment for as long as 30 years.

▪	Aiding and Abetting

Anyone who aids, abets or induces the commission of a federal crime is liable to the same degree as the person who commits the crime.

▪	Concealing Crimes

Concealing or failing to report a felony is itself a felony called “misprision of a felony”.

4.2.	Bank Bribery Act

The Bank Bribery Act makes it illegal for any employee of a bank or financial institution to solicit, demand or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of the bank or financial institution. Violations of the Bank Bribery Act can result in fines up to $1,000,000 (or three times the amount of value given, if greater) and imprisonment for as long as 30 years. See “Acceptance of Gifts, Gratuities and Amenities” above.

4.3.	Anti-Money Laundering

A variety of federal laws, including the Bank Secrecy Act and the US PATRIOT Act, outlaw money laundering and the use of bank accounts and transactions for illegal purposes and require the Company to take actions to prevent and report money laundering and suspicious activities. The Company is committed to preventing the misuse of its services and resources to support illegal activities. Employees must carefully follow Company policies and procedures designed to detect and prevent money laundering and illegal activities and to enable the Company to report illegal or suspicious activity.

4.4.	Privacy

It is essential that the Company maintain the confidentiality of information about its customers, both in order to maintain the trust and confidence of our customers and to comply with federal and state laws. The Graham Leach-Bliley Act (“GLBA”) and other federal and state laws require the Company to maintain the confidentiality of customer interactions, limit the ways in which the Company may use customer information and require the Company to take certain actions if there is a breach of security or loss of customer information. As an employee, it is your responsibility to understand and comply with the Company’s GLBA and privacy policies, including the reporting of breaches of confidentiality and security.

4.5.	Fair Lending

Federal laws prohibit the Company from discriminating in its lending activities on the basis of certain characteristics. Accordingly, it is the Company’s policy that credit standards may not discriminate on the basis of race, color, religion, sex, national origin or any other characteristic protected by local, state or federal law. As an employee, it is your responsibility to act in accordance with laws, regulations and Company policies and procedures that prohibit discriminatory practices.

4.6.	Insider Trading

To avoid violating United States securities laws and federal law, care must be taken to avoid any suspicion of “insider trading” activities. If you commit an insider trading violation, you may be liable for each violation for up to $1,000,000 in fines and three times the amount of profit gained and may be imprisoned for up to five years.

Insider trading involves the purchase or sale of securities of a publicly traded company or other business entity about which you have material information not available to the general public. If you have material non-public information relating to the Company (or its customers or vendors or other companies), you should not purchase or sell any of the Company’s securities (or those of the customer vendor or other company). Directors and executive officers of the Company are subject to additional restrictions contained in the Company’s “Insider Trading Policy for Executive Officers and Directors.”

You are not allowed to give “tips” to others using such confidential information, nor are you allowed to use your special knowledge for your own benefit in making stock purchases or sales.

“Material inside information” includes any nonpublic information that might influence an investor in making a decision to buy or sell a company’s securities (including stocks, bonds, notes, debentures, limited partnership units or other equity or debt securities). Information may be considered “material” if it relates to:

▪	new debt or equity offerings,

▪	changes in management, officers, directors,

▪	major litigation,

▪	significant borrowing or lending,

▪	earnings and financial results before public disclosure,

▪	changes in earnings estimates previously released,

▪	significant company changes such as moves, transfers, construction, expansion, closures, losses, gains,

▪	new products, patents, intellectual property or discoveries,

▪	liquidity problems,

▪	dividend increases or decreases,

▪	purchase or sale of significant assets, or

▪	merger or acquisition negotiations or agreements.

If you are uncertain about the legal rules involving your purchase or sale of any securities, you should consult with the Company’s Director of Investor Relations, Chief Financial Officer or General Counsel before making the purchase or sale.

4.7.	Insider Lending and Personal Loans

Extensions of credit to the Company’s executive officers, directors, principal shareholders or their related interests may only be made by the Company in accordance with Regulation O promulgated by the Board of Governors of the Federal Reserve System and Section 402 of the Sarbanes Oxley Act.

In some cases, Regulation O and Section 402 prohibit loans to these insiders. In other cases, prior board approval is required. Regulation O requires that loans to insiders adhere to certain standards. Both Regulation O and Section 402 contain a variety of exceptions for specified ordinary course lending transactions.

It is the responsibility of the Company’s officers to know whether they are subject to Regulation O or Section 402 and, if so, to comply with those regulations and laws.

4.8.	Fair Competition

Federal and state anti-trust and fair competition laws prohibit anti-competitive behavior. Collusion with competitors to unlawfully lessen competition is a violation of law and is not permitted. It is important, when dealing with employees of other financial institutions, that you say nothing that could be construed as an agreement to cooperate with other institutions in following a common course of action as to the pricing or terms of products and services, including interest rates, loan terms, service charges and fees (other than in connection with loan syndications, participations and similar transactions). To assure compliance with these laws you must:

(1)	Not communicate with any competitor about prices or anything related to prices, costs, marketing plans, or any sensitive, competitive data;

(2)
Not communicate with any competitor regarding any division of markets. (this includes any agreement or understanding to enter, exit, or limit involvement in any geographic region, in any product or service or with any particular customer or group of customers);

(3)	Not become involved in bid rigging or price fixing; and

(4)	Exercise caution when requested to complete surveys asking for sensitive data.

Certain business arrangements may or may not be acceptable. Check with the Legal Department before entering into any of the following arrangements:

(1)	Exclusive agreements;

(2)	Joint venture(s); or

(3)	Any agreement that ties any product or service with another separate product or service.

4.9.	Disclosure of Information to the Public and Regulators

As a publicly traded financial institution, it is imperative that the Company maintain the integrity of its financial data and make full, fair, accurate, timely and understandable disclosures in the reports and documents it files with the Securities and Exchange Commission, banking regulators and other governmental authorities and in other disclosures it makes to the public. The Company’s failure to do so could result in fines and imprisonment against the Company or its employees, as well as adversely affecting in the value of the Company’s securities.

  Responsibilities of Senior Financial Officers

Each employee involved in the Company’s disclosure process, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Financial Officers”), is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC will comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other regulatory filings or public communications concerning its business, operating results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each employee who is involved in the Company’s disclosure process, including the Senior Financial Officers, must:

▪	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

▪
Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations;

▪	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others); and

▪
Immediately bring to the attention of his or her supervisor any concerns he or she may have regarding the integrity of the Company’s financial or other data or the quality of the Company’s SEC, regulatory or public rulings or disclosures.

Responsibilities of All Employees

The integrity of the Company’s financial information begins with the entries and data supplied by employees throughout the organization. Thus, each employee must strive for accuracy and completeness in the data he or she supplies. In addition, each employee must immediately bring to the attention of his or her supervisor any concerns he or she may have regarding the integrity of the Company’s financial or other data or the quality of the Company’s SEC, regulatory or public filings or disclosures.

4.10.	Cooperation in Investigations and Litigation

During the course of business bookkeeping, errors or mistaken entries do occasionally occur, can be corrected, and do not become the subject of an investigation unless there is willful intent to deceive. Sometimes, however, it is necessary for the Company or outside agencies to undertake investigations into possible violations of the law, regulations or Company policies and procedures. When asked for information in connection with such investigations, employees are expected to answer truthfully and to disclose all potentially relevant facts. Withholding pertinent information will be considered a violation of the Code.

If the investigation is conducted by a governmental or other outside agency, employees must communicate with, and comply with lawful directions given by, the Company’s Legal Department before providing information to external parties.

In connection with litigation, employees may be subpoenaed to act as a witness at a trial or deposition. You are expected to give truthful responses and provide all documents and information legally required. In connection with litigation, employees must communicate with, and comply with lawful directions given by, the Company’s Legal Department before responding to subpoenas or other court-or litigation-related orders.

5.	Speak Up

If you are unsure about the appropriateness of an action, ask. If you observe or become aware of possible violations or improper conduct, report your concerns promptly.

If you are unsure about the propriety or legality of an action, get appropriate guidance. Ask your supervisor or contact directly any of the departments listed below.

We expect you to act proactively, raising concerns about ethical issues, and reporting any conduct believed to be a violation this Code, any law or regulation or any Company policy or procedure. Your responsibility to report conduct you reasonably believe violates this Code, any law or regulation or any Company policy or procedure is a clear requirement of employment. A failure to observe this requirement may itself be a violation of this Code. Leadership is expected to maintain an “open-door” policy regarding employee questions, and to support any employee who comes forward in good faith to discuss an issue or report a potential violation. The Company wishes to encourage employees to report questionable behavior and, therefore, the Company will not tolerate any retaliatory actions toward employees that have made reports in good faith.

The best starting point for raising concerns, reporting potential violations or getting advice on ethics-related issues is usually your supervisor, who is assisted by others, including Corporate Audit, Human Resources, Legal, Security, Finance and Bank Management.

Who to contact:

Your local Supervisor
Your local HR Department Representative
Your local CEO or CFO
Director of Internal Audit of the Company
Chief Human Resource Officer of the Company
General Counsel

You may also contact the Company’s Ethics Hotline at 1-800-280-3361 or ethics@zionsbancorporation.com. The Hotline is answered by an outside law firm. You may remain anonymous if you so desire.

All reports are taken seriously. Each allegation is investigated and, if substantiated, resolved through appropriate corrective action and/or discipline. If you choose to identify yourself, you will be provided with feedback when the review has been completed.

6.	Administration of Standards

6.1.	Applying For Waivers

The Company has established a waiver process to help employees ensure that their actions comply with this Code. Although you are encouraged to discuss any questions about this Code with your supervisor or the departments identified above under “Speak Up”, you may engage in conduct at variance with this Code only if you have obtained a waiver in accordance with the following paragraph.

In some circumstances, it may be appropriate for the Company to grant waivers to this Code for particular acts. A request for a waiver must

(1) be made in writing,

(2) disclose all potentially relevant facts and considerations, and

(3) be submitted to an Executive Vice President of the Zions Bancorporation, with copies sent to the CEO and General Counsel of Zions Bancorporation. A request for a waiver made by an executive officer (within the meaning of the applicable federal Securities laws or rules governing Nasdaq companies) must be submitted to the Board of Directors.

If it is determined by the Executive Vice President or Board that the variance is immaterial, within the spirit of the Code or otherwise advisable, the waiver may be approved. Any such approval must be in writing. A waiver may not be given to allow violation of any law, regulation or rule of a governmental or self-regulatory body.

The Executive Vice President or Board may also determine that the action in question does not violate this Code, in which case a written waiver is not necessary (although such determination shall be put in writing).

6.2.	Employee Appeal Process

Not complying with the policies outlined in this Code of Ethics, or not obtaining the necessary approvals to engage in certain activities within this Code may result in disciplinary action up to and including termination of employment. If disciplinary action is taken against you, or if a supervisor denies your request to engage in certain permitted activities, you have the right to appeal the decision. (See the Employee Handbook’s section on Resolving Issues and Concerns.)

6.3.	Human Resources

The Human Resources Department is dedicated to giving employees the support and advice they need to act according to this Code. As a team, we work together to:

▪	Help employees use the Company’s ethical principles in their decision-making processes,

▪	Provide guidance for employees who have questions about business ethics

▪	Interpret policies,

▪	Oversee the administration of this Code,

▪	Provide easily accessible information on the Company’s principles, policies, and procedures, and

▪	Create an atmosphere of trust and open communications where employees feel comfortable coming forward and talking about relevant issues.

6.4.	Enforcement

Enforcement of this Code by the Company shall commence promptly following notice to the Company of any violation or alleged violation of this Code.

First, to determine whether a violation of this Code has occurred, an initial investigation may occur under the direction of the Company’s Chief Human Resources Officer, with the assistance of the Audit, Legal and Security Departments, if appropriate. If deemed necessary, the Company’s Head of Security, Head of Audit, General Counsel and Chief Human Resources Officer or their representatives will conduct interviews with all employees and other persons possessing relevant information. The Chief Human Resources Officer or his or her representative will present the results of the investigation to the executive officer responsible for the applicable business unit or line of business. The Chief Human Resources Officer may, but is not required to, recommend appropriate disciplinary action. The responsible executive officer normally will have the authority to determine what disciplinary action should be taken in response to a violation of this Code. However, the Chief Human Resources Officer may direct that the determination be elevated to higher ranking officers or bodies, including the CEO or the Board of Directors of Zions Bancorporation (or a committee thereof).

If the recommendation of the Chief Human Resources Officer is not followed by the responsible executive officer, a written report explaining the actions taken and the justification for such actions must be submitted to the Board of Directors of the Company or a committee thereof.

The Company’s Human Resources Department shall report periodically to the Company’s Board of Directors or a committee thereof regarding violations of this Code, at such times and in such detail as the Board or committee shall direct.

Ethics Hotline 1 (800) 280 3361 (overseen by outside counsel)
Ethics Email ethics@zionsbancorporation.com

Our Website
For more information visit http://www.zionsbancorporation/ethics.com